EXHIBIT 5

OPINION RE:  LEGALITY

DIXON DIXON & JESSUP LTD., L.L.P.
Suite 1800
One First National Center
Sixteenth & Dodge Streets
Omaha, Nebraska  68102-1504
(402) 345-3900


                                   January 25, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

     We have served as special counsel to Pizza Inn, Inc., a Missouri corporation (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") on November 15, 1993, relating to 3,200,000 shares of the Company's Common Stock, par value $.01 (the "Common Stock"), that are the subject of options that are being awarded under the Company's 1992 Stock Award Plan, the 1993 Stock Award Plan and the 1993 Outside Directors Stock Award Plan (collectively, the "Plans"). We have also acted as special counsel to the Company in connection with the preparation and filing of Post-Effective Amendments Nos. 1 and 2 to the Registration Statement, filed with the Commission on December 6, 1993, and January 19, 1996, respectively. Except as provided for herein, all capitalized terms shall have the meanings assigned to them in the Registration Statement.

     We have reviewed a copy of the Restated Articles of Incorporation of the Company and all amendments thereto and a copy of the By-laws of the Company, both copies as certified to be true and correct by the Secretary of the Company; and certified copies of resolutions adopted by the board of directors of the Company authorizing the issuance of the Common Stock and adoption of the Plans. We have also examined originals (or copies certified or otherwise identified to our satisfaction) of such other documents, corporate records, certificates and instruments, and we have made such investigations of law and fact, as we have deemed to be necessary or appropriate.


     We have relied upon officer certificates as to the authenticity and completeness of all written materials delivered to us as originals or copies or reproductions of originals, we have assumed the genuineness of the signatures on all documents, we have relied as to factual matters upon the truth and completeness of the factual representations set forth in officer certificates, and we have relied upon certain certificates of public officials.

     We have assumed the due authorization and valid execution and delivery of all of the documents submitted to us as originals, conformity to the originals of all documents submitted to us as copies or facsimiles and the corporate power and corporate authority of all parties to execute, deliver and perform all of the documents related to matters covered by this letter.

     Based upon and subject to the following, and based upon our consideration of applicable laws and such legal considerations as we deem to be relevant, our opinion is as follows:

     When, in accordance with the terms of the Plans, consideration is paid and the Common Stock is issued, the Common Stock will be legally issued, fully paid and nonassessable.

     It should be noted that the Common Stock is subject to restrictions contained in the Company's Articles of Incorporation with respect to acquisitions by or transfer to certain persons who are or through purchase would become holders of ten percent (10%) or more of the Common Stock. In addition, certain shares of Common Stock issued to the Company's chief executive officer and other officers and employees are subject to certain contractual limits on transfer and vesting.

     The opinion contained in this letter is limited to the corporation laws of the State of Missouri and the federal laws of the United States. The opinion contained in this letter is limited to matters expressly set forth in this letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

     The opinion contained in this letter is given as of the date
of this letter and is rendered exclusively for your benefit.   This
opinion may not be relied upon by any other person or entity and may not be circulated, quoted or cited, in whole or in part, without our express prior written consent. We hereby consent to use of this letter as an exhibit to the Registration Statement and to such references to our firm as may be made therein.

                                   Very truly yours,


                             /s/ Dixon Dixon & Jessup Ltd., L.L.P.